Exhibit 99.4 - Charter of Compensation Committee

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF ISRAMCO, INC.

Purpose and Organization

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Corporation’s executives and to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, as may be required by applicable rules and regulations.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, appoints members of the Committee. The members of the Committee serve until their successors are duly elected and qualified, and the Board of Directors in its discretion may remove them. The Committee shall be comprised of at least two (2) directors, each of whom shall satisfy the independence standards as specified in the Corporation’s by-laws. No director shall serve on the Committee for more than five (5) consecutive years. The members of the Committee are not eligible to participate in any of the plans or programs that the Committee administers. The Committee meets periodically in executive sessions without members of management or management directors present.

Roles and Responsibilities

1.	The Committee is responsible for defining and articulating the Corporation’s overall executive compensation philosophy.

2.
The Committee is responsible for administering and approving all elements of compensation for corporate officers. It also approves participation in all material awards, grants, and related actions under the Corporation’s various equity plans, if any. For purposes of this Charter, “corporate officers” means the Chief Executive Officer, the President and the Chief Financial Officer of the Corporation.

3.
The Committee has the direct responsibility to review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation. The Committee reviews its determinations with respect to the CEO’s compensation level with the independent members of the Board.

4.	The Committee reviews compensation structure for Corporation’s officers and provides oversight of management’s decisions regarding performance and compensation of other employees.

5.	The Committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission.

6.	The Committee monitors compliance of stock ownership guidelines.

7.	The Committee has responsibility for reviewing the Corporation’s management resources programs and for reviewing and or recommending qualified candidates for election as officers.

8.	The Committee has the authority to delegate appropriate matters to subcommittees as the Committee may determine in its discretion.

9.
The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion. The Board of Directors has the sole authority to approve related fees and other retention terms.

10.	The Committee conducts an annual evaluation of its performance.

11.	The Chairman of the Committee reports the actions and recommendations of the Committee to the full Board of Directors after each Committee meeting.

12.	The Committee reviews the adequacy of this Charter from time to time, recommending any proposed changes to the Board of Directors for approval.